Exhibit 4.6

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Agreement”) is dated as of March 30, 2018, and is between Cinedigm Entertainment Corp., a Delaware corporation (the “Grantor”) and East West Bank (the “Bank”).

WITNESSETH:

WHEREAS pursuant to the terms of that certain Loan, Guaranty and Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among the Grantor, as borrower, the other parties from time to time party thereto (collectively, the “Loan Parties”) and the Bank, the Bank has agreed to extend credit and make certain financial accommodations to the Loan Parties;

WHEREAS the Loan Parties contemplate and intend that the Bank shall have all rights of a secured party in and to the Copyright Collateral and any proceeds thereof, including, without limitation, if an Event of Default (as defined in the Loan Agreement) shall occur and be continuing, the right to exercise its remedies under the Loan Agreement in connection with all of the Grantor’s right, title and interest in the Copyright Collateral; and

WHEREAS pursuant to the Loan Agreement, the Grantor is required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Grantor agrees as follows:

Section 1.	Defined Terms

Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Loan Agreement.

Section 2.	Grant of Security Interest in Copyrights

The Grantor hereby grants to the Bank a security interest in all of its right, title and interest in, to and under the Copyrights, including the Copyrights listed in Schedule A, in each case whether now owned or hereafter acquired (collectively, the “Copyright Collateral”).

Section 3.	Security for Obligations

This Agreement secures, and the Copyright Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise of all Secured Obligations.

Section 4.	Security Agreement

The security interests granted pursuant to this Agreement are granted in conjunction with the security interests granted to the Bank pursuant to the Loan Agreement, and the Grantor hereby acknowledges and affirms that the rights and remedies of the Bank with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Loan Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any irreconcilable conflict between the terms of this Agreement and the terms of the Loan Agreement, the terms of the Loan Agreement shall control.

Section 5.	Recordation

The Grantor hereby authorizes and requests that the Commissioner for Copyrights and any other applicable United States government officer record this Agreement.

Section 6.	Miscellaneous

This Agreement shall be governed by, and construed in accordance with the laws of the State of California.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.

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IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTOR:

Cinedigm Entertainment Corp.

By:	/s/ Gary S. Loffredo
Name: Gary S. Loffredo
Title: Senior Vice President and Secretary

(Signature Page to Copyright Security Agreement)

BANK:

EAST WEST BANK

By:	/s/ Everardo Gomez
Name: Everardo Gomez
Title: FVP

(Signature Page to Copyright Security Agreement)

SCHEDULE a

COPYRIGHT SECURITY AGREEMENT

COPYRIGHTS:

Title	Registration #	Registration Date	Owner

Afternoon delight (Certificate of Recordation)	V9910D169 (Copyright mortgage and assignment) V9910D168 (Instrument of transfer)		Party 1: Film Arcade, LLC Party 2: Cinedigm Entertainment, Corporation Party 1: Film Arcade, LLC Party 2: Cinedigm Entertainment, Corporation

Dark house (Certificate of Recordation - Copyright Assignment)	V3633D361 (Instrument of transfer) V3633D364 (Copyright mortgage and assignment)		Party 1: Haunted, LLC. Party 2: Cinedigm Entertainment Corporation. Party 1: Haunted, LLC. Party 2: Cinedigm Entertainment Corporation.

The dog (Certificate of Recordation - Copyright Assignment)	V9910D171 (Instrument of transfer) V9910D170 (Copyright mortgage and assignment)		Party 1: Unleashed Films, LLC Party 2: Cinedigm Entertainment Corporation Party 1: Unleashed Films, LLC Party 2: Cinedigm Entertainment Corporation

(Schedule A to Copyright Security Agreement)

Title	Registration #	Registration Date	Owner

Narco Cultura (Certificate of Recordation - Copyright Assignment)	V9910D177 (Instrument of transfer) V9910D176 (Copyright mortgage and assignment)		Party 1: Narco Cultura, LLC Party 2: Cinedigm Entertainment Corporation Party 1: Narco Cultura, LLC Party 2: Cinedigm Entertainment Corporation

Night moves (Certificate of Recordation - Copyright Assignment)	V9910D173 (Copyright mortgage and assignment) V9910D175 (Instrument of transfer)		Party 1: Tipping Point Productions, LLC Party 2: Cinedigm Entertainment Corporation Party 1: Tipping Point Productions, LLC Party 2: Cinedigm Entertainment Corporation

Open windows (Certificate of Recordation - Copyright Assignment)	V9915D006 (Instrument of transfer) V9915D007 (Copyright mortgage and assignment)		Party 1: Wild Bunch SA Party 2: Cinedigm Entertainment Corporation Party 1: Wild Bunch SA Apaches Entertainment SL Party 2: Cinedigm Entertainment Corporation

(Signature Page to Copyright Security Agreement)

Title	Registration #	Registration Date	Owner

The opposite sex (Certificate of Recordation - Copyright Assignment)	V9917D138 (Instrument of transfer) V9917D136 (Copyright mortgage and assignment)		Party 1: Vantage Media International, LLC aka VMI VMI Party 2: Cinedigm Entertainment Corporation Party 1: Vantage Media International, LLC aka VMI VMI Party 2: Cinedigm Entertainment Corporation

Penguin King (Certificate of Recordation - Copyright Assignment)	V9910D164 (Copyright mortgage and assignment) V9910D165 (Instrument of transfer)		Party 1: Serengeti Entertainment, Ltd. Party 2: Cinedigm Entertainment Corporation Party 1: Serengeti Entertainment, Ltd. Party 2: Cinedigm Entertainment Corporation

Visitors (Certificate of Recordation - Copyright Assignment)	V9904D599 (Instrument of transfer) V9904D305 (Copyright mortgage and assignment)		Party 1: Vivid Unknown, LLC Party 2: Cinedigm Entertainment Corporation Party 1: Vivid Unknown, LLC Party 2: Cinedigm Entertainment Corporation

(Signature Page to Copyright Security Agreement)